Exhibit 99.2


               THE MISSOURI FOUNDATION FOR HEALTH
                 211 North Broadway, 22nd Floor
                    St. Louis, Missouri 63102

                        October 17, 2001

RightCHOICE Managed Care, Inc.
1831 Chestnut Street
St. Louis, Missouri 63101


Ladies and Gentlemen:

     In consideration of the execution by The Missouri Foundation for Health (the "Foundation") of the Voting and Lockup Agreement by and between WellPoint Health Networks Inc. ("WellPoint") and the Foundation dated as of October 17, 2001, this letter shall constitute an agreement between the Foundation and RightCHOICE Managed Care, Inc. (the "Company") that the Company shall consult with the Foundation prior to exercising its right under the Agreement and Plan of Merger, dated October 17, 2001, among WellPoint, RWP Acquisition Corp. and the Company (the "Merger Agreement") to terminate the Merger Agreement as provided in Sections 7.1(b), (g) or (h) of the Merger Agreement or to waive any of the closing conditions set forth in Section 6.3 of the Merger Agreement. All information received from the Company in connection with any such consultation shall be considered "Confidential Information" (as defined in the Confidentiality Agreement dated as of February 20, 2001 between the Company and the Foundation (the "Confidentiality Agreement")) and subject to the terms of the Confidentiality Agreement.

     By signing below, you agree to be bound by the terms provided above.

                                   The Missouri Foundation for Health


                                   By:  /s/ Alberta Slavin
                                        Alberta Slavin, Chairperson


ACCEPTED AND AGREED:

RightCHOICE Managed Care, Inc.


By: /s/ John O'Rourke
Title: Chairman and Chief Executive Officer
Date:  October 17, 2001